UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2018

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54786	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Fernand-Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(Address of principal executive offices, including zip code)

(450) 951-8555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2018, Loop Industries, Inc., a Nevada corporation (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Loop Canada Inc. (“Loop Canada” and together with the Company, “Loop Group”) and Daniel Solomita, the Company’s President and Chief Executive Officer and Loop Canada’s President. The Agreement amends and restates Mr. Solomita’s prior employment agreement dated July 29, 2015 (the “Prior Agreement”). Under the terms of the Agreement, Mr. Solomita’s employment is for an indefinite term.

The Agreement provides that Mr. Solomita will be paid a base salary of CAN$598,905. The base salary was intended to be approximately $455,000 U.S. dollars. Mr. Solomita will be eligible to participate in such formal cash bonus and incentive plans as Loop Group may make available to its similarly-situated employees in its sole discretion. Mr. Solomita’s annual bonus opportunity will be 50% of his base salary in the event that achievement is at target (up to 100% of base salary for maximum achievement). Mr. Solomita’s base salary and bonus opportunity are deemed effective as of March 1, 2018 (the first day of the Company’s fiscal year).

The Agreement makes no change to the equity incentive arrangement described in the Prior Agreement which had not formally issued pending finality of this Agreement. Accordingly, the Agreement provides for a grant of 4,000,000 restricted stock units (“RSUs”) covering 4,000,000 shares of the Company’s common stock, subject to the terms of the Company’s 2017 Equity Incentive Plan (the “Plan”) and the Company’s form of restricted stock agreement thereunder. The Company’s board of directors approved the RSUs, effective and contingent upon approval by the Company’s shareholders at the Company’s 2019 annual meeting of an increase in the number of shares available for grant under the Plan. One-quarter of the RSUs vest upon the achievement of each of four corporate and/or operational milestones. Once vested in accordance with the milestones, one-fifth of the RSUs will be settled annually, generally commencing on the first settlement date following the date of vesting (or grant of the RSUs, as applicable). The first performance milestone has already been achieved.

In addition, Mr. Solomita is entitled to certain severance benefits under the Agreement. Generally, the severance benefits under the Agreement are substantially comparable in the aggregate to those benefits in the Prior Agreement, except that with respect to change in control-related benefits, certain payments payable on solely a change in control have been replaced for benefits that require a qualified termination of employment following a change in control.

If Mr. Solomita’s employment is terminated by Loop Group or a successor entity without cause prior to or more than 24 months after a change in control, then, in addition to being paid accrued compensation, Mr. Solomita will be entitled to receive (i) continued payment of his then-current monthly base salary for a period of 24 months (the “Salary Severance”); (ii) payments for continued benefits for 24 months generally (the “Benefits Severance”); (iii) a bonus payment for the year of termination, based on actual performance and pro-rated to reflect days employed (the “Pro-Rated Bonus Severance”); (iv) accelerated vesting of 50% of the then-unvested portion of his outstanding equity compensation; and (v) reimbursement for up to $10,000 of expenses incurred in obtaining new employment.

If Mr. Solomita’s employment is terminated by Loop Group or a successor entity without cause or by his resignation for good reason within twenty-four (24) months after a change in control (with “cause” and “good reason” determined under the definitions in the Agreement), then, in addition to being paid accrued compensation, Mr. Solomita will be entitled to receive (i) the Salary Severance, except that payment of the Salary Severance will be made as a lump-sum as soon as practicable following the date Mr. Solomita’s employment is terminated; (ii) the Benefits Severance; (iii) (a) the Pro-Rated Bonus Severance generally; and (b) a lump-sum payment equal to two times Mr. Solomita’s target bonus; (iv) accelerated vesting of 100% of all the RSUs; and (v) reimbursement for up to $20,000 of expenses incurred in obtaining new employment.

Payment of any severance to Mr. Solomita is conditioned upon (i) resignation from all positions with the Loop Group, (ii) the effectiveness of a separation agreement release of claims, and (iii) compliance with restrictive covenants set forth in the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement of Daniel Solomita, effective July 13, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: July 13, 2018	By:	/s/ Daniel Solomita
Daniel Solomita
Chief Executive Officer and President

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